EXHIBIT 16(d)(i)

CB FINANCIAL CORPORATION DIRECTOR STOCK OPTION PLAN

CORNERSTONE BANK
DIRECTOR STOCK OPTION PLAN

THIS IS THE DIRECTOR STOCK OPTION PLAN (the “Director Plan”) of the Cornerstone Bank (the “Bank”), a North Carolina bank, with its principal office in Wilson, Wilson County, North Carolina, adopted by the Board of Directors of the Bank, under which options may be granted from time to time to eligible directors of the Bank, and of any corporation or other entity of which the Bank owns, directly or indirectly, not less than 50% of any class of equity securities (a “Subsidiary”), to purchase shares of common stock of the Bank (the “Common Stock”), subject to the provisions set forth below:

1.  PURPOSE OF THE DIRECTOR PLAN. The purpose of the Director Plan is to aid the Bank and any Subsidiary in attracting and retaining capable directors and to provide a long range incentive for directors to remain in the management of the Bank or any Subsidiary, to perform at increasing levels of effectiveness and to acquire a permanent stake in the Bank with the interest and outlook of an owner. These objectives will be promoted through the granting of options to acquire shares of Common Stock pursuant to the terms of this Director Plan.

2.  ADMINISTRATION. The Director Plan shall be administered by a committee (the “Committee”), which shall consist of not less than two members of the Board of Directors of the Bank (the “Board”) who are “Non-Employee Directors” as defined in Rule 16b-3(b)(3) of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, this Director Plan shall be administered by the Board. The Committee may designate any officers or employees of the Bank or any Subsidiary to assist in the administration of the Director Plan and to execute documents on behalf of the Committee and perform such other ministerial duties as may be delegated to them by the Committee.

Subject to the provisions of the Director Plan, the determinations or the interpretation and construction of any provision of the Director Plan by the Committee shall be final and conclusive upon all persons affected thereby. By way of illustration and not of limitation, the Committee shall have the discretion (a) to construe and interpret the Director Plan and all options granted hereunder and to determine the terms and provisions (and amendments thereof) of the options granted under the Director Plan (which need not be identical); (b) to define the terms used in the Director Plan and in the options granted hereunder; (c) to prescribe, amend and rescind the rules and regulations relating to the Director Plan; (d) to determine the individuals (the “Optionees”) to whom and the time or times at which such options shall be granted, the number of shares to be subject to each option, the option price, and the determination of leaves of absence which may be granted to Optionees without constituting a termination of their employment for the purposes of the Director Plan; and (e) to make all other determinations necessary or advisable for the administration of the Director Plan.

It shall be in the discretion of the Committee (i) to grant options to employee-directors which qualify as “incentive stock options,” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Incentive Stock Options”) or (ii) to grant options to any directors which do not qualify as Incentive Stock Options (“Non-qualified Stock Options”) (herein referred to collectively as “Options;” however, whenever reference is specifically made only to “Incentive Stock Options” or “Non-qualified Stock Options,” such reference shall be deemed to be made to the exclusion of the other). Any options granted which fail to satisfy the requirements for Incentive Stock Options shall become Non-qualified Stock Options.

3. STOCK AVAILABLE FOR OPTIONS. In the discretion of the Committee, the stock to be subject to Options under the Director Plan shall be authorized but unissued shares of Common Stock which are issued directly to Optionees upon exercise of options and/or shares of Common Stock which are acquired by the Director Plan or the Bank in the open market. The total number of shares of Common Stock for which Options may be granted under the Director Plan is 60,045 shares, which is 10% of the total number of shares of Common Stock issued by the Bank in connection with its initial public offering. Such total number of shares is subject to any capital adjustments as provided in Section 14. In the event that an Option granted under the Director Plan is forfeited, released, expires or is terminated unexercised as to any shares covered thereby, such shares there-after shall be available for the granting of Options under the Director Plan; however, if the forfeiture, expiration, release or termination date of an Option is beyond the term of existence of the Director Plan as described in Section 19, then any shares covered by forfeited, unexercised, released or terminated options shall not reactivate the existence of the Director Plan and therefore may not be available for additional grants under the Director Plan. The Bank, during the term of the Director Plan, will reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Director Plan. In the discretion of the Committee, the shares of Common Stock necessary to be delivered to satisfy exercised options may be from authorized and unissued shares of Common Stock or may be purchased in the open market.

4. ELIGIBILITY. Options shall be granted only to individuals who meet all of the following eligibility requirements:

(a)   Such individual must be a member of the Board of Directors of the Bank or a Subsidiary. For the purpose of determining whether an individual is an “employee” as well as a director, an individual shall be considered to be an “employee” only if there exists between the Bank or a Subsidiary and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.

(b)   Such individual must have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment involved in the exercise of the Options.

(c)   Such individual, being otherwise eligible under this Section 4, shall have been selected by the Committee as a person to whom an Option shall be granted under the Director Plan.

In determining the directors to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the nature of the services rendered by respective directors, their present and potential contributions to the success of the Bank and any Subsidiary and such other factors as the Committee shall deem relevant. A director who has been granted an Option under the Director Plan may be granted an additional Option or Options under the Director Plan if the Committee shall so determine.

If, pursuant to the terms of the Director Plan, it is necessary that the percentage of stock ownership of any individual be determined, stock ownership in the Bank or of a related corporation which is owned (directly or indirectly) by or for such individual’s brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants or by or for any corporation, partnership, estate or trust of which such director is a shareholder, partner or beneficiary shall be considered as owned by such director.

5. OPTION GRANTS. Subject to the provisions of this Director Plan, Options shall be awarded to the directors in such amounts as are determined by the Committee. The proper officers on behalf of the Bank and each Optionee shall execute a Stock Option Grant and Agreement (the “Option Agreement”) which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Non-qualified Stock Option or an Incentive Stock Option, and such other terms, conditions, restrictions and privileges as the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Director Plan. Each Optionee shall receive a copy of his executed Option Agreement. Any Option granted with the intention that it will be an Incentive Stock Option but which fails to satisfy a requirement for Incentive Stock Options shall continue to be valid and shall be treated as a Non-qualified Stock Option.

6. OPTION PRICE.

(a)  The option price of each Option granted under the Director Plan shall be not less than 100% of the market value of the stock on the date of grant of the Option. In the case of incentive stock options granted to a shareholder who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Bank or a Subsidiary (a “ten percent shareholder”), the option price of each Option granted under the Director Plan shall not be less than 110% of the market value of the stock on the date of grant of the Option. If the Common Stock is listed on a national securities exchange (including for this purpose the Nasdaq National Market) on the date in question, then the market value per share shall be not less than the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the market price per share shall be equal to the average between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange (including for this purpose the Nasdaq National Market) on the date in question, then the market price per share shall be equal to the average between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the market value per share shall be its fair market value as determined by the Committee, in its sole and absolute discretion. The Committee shall maintain a written record of its method of determining such value.

(b)   The option price shall be payable to the Bank in cash or by check, bank draft or money order payable to the order of the Bank. No shares shall be delivered until full payment has been made.

7. EXPIRATION OF OPTIONS. The Committee shall determine the expiration date or dates of each Option, but such expiration date shall be not later than ten years after the date such Option is granted. In the event an Incentive Stock Option is granted to a ten percent shareholder, the expiration date or dates of each Option shall be not later than five years after the date such Option is granted. The Committee, in its discretion, may extend the expiration date or dates of an Option after such date was originally set; however, such expiration date may not exceed the maximum expiration date described in this Section 7.

8. TERMS AND CONDITIONS OF OPTIONS.

(a)   All Options must be granted within ten years of the Effective Date of this Director Plan as defined in Section 18.

(b)   The Committee may grant Options which are intended to be Incentive Stock Options to employee-directors and Non-qualified Stock Options to any director.

(c)   The grant of Options shall be evidenced by a written instrument (the “Option Agreement”) containing terms and conditions established by the Committee consistent with the provisions of this Director Plan.

(d)   Not less than 100 shares may be purchased at any one time unless the number purchased is the total number at that time purchasable under the Director Plan.

(e)  The recipient of an Option shall have no rights as a shareholder with respect to any shares covered by his Option until payment in full by him for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is fully paid for.

(f)   The aggregate fair market value of the stock (determined as of the time the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all benefit plans of the Bank, the Bank or any Subsidiary, if applicable) shall not exceed $100,000; provided, however, that such $100,000 limit of this subsection (f) shall not apply to the grant of Non-qualified Stock Options. The Committee may grant Options which are exercisable in excess of the foregoing limitations, in which case Options granted which are exercisable in excess of such limitation shall be Non-qualified Stock Options.

(g)  All stock obtained pursuant to an Option which qualifies as an Incentive Stock Option shall be held in escrow for a period which ends on the later of (i) two years from the date of the granting of the Option or (ii) one year after the transfer of the stock pursuant to the exercise of the Option. The stock shall be held by the Bank or its designee. The employee-director who has exercised the Option shall during such holding period have all rights of a shareholder, including but not limited to the rights to vote, receive dividends and sell the stock. The sole purpose of the escrow is to inform the Bank of a disqualifying disposition of the stock within the meaning of Section 422 of the Code, as amended, and it shall be administered solely for that purpose.

(h)  No more than 40% of the shares which have been set aside for option may be allocated to any one participant under the Director Plan.

9. EXERCISE OF OPTIONS.

(a) Options granted to an Optionee by virtue of his position as a director of the Bank (as stated in the Option Agreement) shall become vested and exercisable at the times, at the rate and subject to such limitations as may be set forth in the Option Agreement executed in connection therewith; provided, however, that such director options shall vest in approximately equal percentages each year over a period no shorter than three years. Notwithstanding the foregoing, the Committee may waive this minimum three-year vesting requirement for directors awarded options to purchase only a nominal number of shares. Notwithstanding the other provisions of this subsection, all outstanding and non-forfeited options shall be exercisable, if not sooner, on the day prior to the expiration date thereof.

(b) Unless the Committee shall specifically state otherwise at the time an Option is granted, all Options granted hereunder shall become vested and exercisable upon the Optionee’s death or disability within the meaning of Section 22(e)(3) of the Code, and in the event of a change in control as set forth in Section 12 of this Director Plan.

(c) The exercise of any Option must be evidenced by written notice to the Bank that the Optionee intends to exercise his Option. In no event shall an Option be deemed granted by the Bank or exercisable by a recipient prior to the mutual execution by the Bank and the recipient of an Option Agreement which comports with the requirements of Section 5 and Section 8(c).

(d) Any right to exercise Options in annual installments shall be cumulative and any vested installments may be exercised, in whole or in part, at the election of the Optionee.

(e) The inability of the Bank to obtain approval from any regulatory body or authority deemed by counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder shall relieve the Bank of any liability in respect of the non-issuance or sale of such shares. As a condition to the exercise of an option, the Bank may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities laws.

(f) The Committee shall have the discretionary authority to impose in the Option Agreements such restrictions on shares of Common Stock as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

(g) Notwithstanding anything to the contrary herein, an Optionee receiving the grant of an Option by virtue of his or her position as a director of the Bank or a Subsidiary (as stated in the Option Agreement), shall be required to exercise his or her Options within the periods set forth in Sections 10 and 11 below.

               10. TERMINATION OF EMPLOYMENT - EXCEPT BY DISABILITY OR DEATH. If any Optionee receiving the grant of an Option by virtue of his position as a director (as stated in the Option Agreement) ceases to be a director of the Bank or any Subsidiary for any reason other than death or disability (as defined in Section 11), he may, at any time within three months after his date of termination, but not later than the date of expiration of the Option, exercise any Option only to the extent it was vested and he was entitled to exercise the Option on the date of termination. Any Options or portions of Options of terminated Optionees not so exercised shall terminate and be forfeited.

11. TERMINATION OF EMPLOYMENT - DISABILITY OR DEATH. If any Optionee receiving the grant of an Option by virtue of his position as a director (as stated in the Option Agreement) dies while a director of the Bank or any Subsidiary or ceases to be a director of the Bank or any Subsidiary due to his becoming disabled within the meaning of Section 22(e)(3) of the Code, all non-vested and forfeitable Options of such Optionee shall immediately become vested and nonforfeitable and he, or the person or persons to whom the Option is transferred by will or by the laws of descent and distribution, may, at any time within twelve months after the death or date of termination, but not later than the date of expiration of the Option, exercise any Option with respect to all shares subject thereto. Any portions of Options of Optionees who die or who are terminated because they become disabled which are not so exercised shall terminate.

12. CHANGE IN CONTROL. In the event that a “change in control” occurs prior to the time that all shares allocated to an Optionee would be 100% vested, nonforfeitable and exercisable in accordance with Sections 9 and 10 above, then, notwithstanding Sections 9 and 10 above, all Options granted to such Optionee shall immediately become fully vested and nonforfeitable. For purposes of this Director Plan, a “change in control” shall mean (i) an affirmative vote of the Bank’s shareholders approving a change in control of a nature that would be required to be reported by the Bank in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; (ii) such time as any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the outstanding Common Stock of the Bank; or (iii) individuals who constitute the Board of the Bank on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank’s shareholders was approved by the Bank’s Board of Directors or Nominating Committee, shall be considered as though he or she were a member of the Incumbent Board; or (iv) an affirmative vote of the Bank’s shareholders approving the Bank’s consolidation or merger with or into another corporation, association or entity or other reorganization, where the Bank is not the surviving entity in such transaction; or (v) an affirmative vote of the Bank’s shareholders approving the sale or other transfer or acquisition of all or substantially all of the assets of the Bank by any other entity or group.

In the event of such a change in control, the Optionee must exercise any Options within three months, but in no event later than the date of expiration of the Option.

13. RESTRICTIONS ON TRANSFER. An Option granted under this Director Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee to whom it was granted, may be exercised only by such Optionee.

14. CAPITAL ADJUSTMENTS AFFECTING COMMON STOCK.

(a) If the outstanding shares of Common Stock of the Bank are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Bank or another entity as a result of a recapitalization, reclassification, stock dividend, stock split, amendment to the Bank’s Certificate of Incorporation, reverse stock split, merger or consolidation, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the Options previously and subsequently granted under the Director Plan, without change in the aggregate purchase price applicable to the unexercised portion of the outstanding Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Options.

(b) To the extent that the foregoing adjustments described in Section 14(a) above relate to particular Options or to particular stock or securities of the Bank subject to Option under this Director Plan, such adjustments shall be made by the Committee, whose determination in that respect shall be final and conclusive.

(c) The grant of an Option pursuant to this Director Plan shall not affect in any way the right or power of the Bank to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(d) No fractional shares of stock shall be issued under the Director Plan for any such adjustment.

(e) Any adjustment made pursuant to this Section 14, shall be made, to the extent practicable, in such manner as not to constitute a modification of any outstanding Incentive Stock Options within the meaning of Section 424(h) of the Code.

15. INVESTMENT PURPOSE. At the discretion of the Committee, any Option Agreement may provide that the Optionee shall, by accepting the Option, represent and agree, for himself and his transferees by will or the laws of descent and distribution, that all shares of Common Stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an Option, the person entitled to exercise the same shall furnish evidence of such facts which is satisfactory to the Bank. Certificates for shares of Common Stock acquired under the Director Plan may be issued bearing such restrictive legends as the Bank and its counsel may deem necessary to ensure that the Optionee is not an “underwriter” within the meaning of the regulations of the Securities and Exchange Commission.

16. APPLICATION OF FUNDS. The proceeds received by the Bank from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

17. NO OBLIGATION TO EXERCISE. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

18. EFFECTIVE DATE OF DIRECTOR PLAN. This Director Plan shall not be effective until adopted by the Board of Directors and approved by the holders of at least two-thirds of the Common Stock and by the Commissioner of Banks. The effective date of the Director Plan shall be as designated by the Board of Directors in accordance with applicable law.

    19. TERM OF DIRECTOR PLAN. Options may be granted pursuant to this Director Plan from time to time within ten years from the effective date of the Director Plan.

20. TIME OF GRANTING OF OPTIONS. Nothing contained in the Director Plan or in any resolution adopted or to be adopted by the Bank’s Board of Directors, the Committee or the shareholders of the Bank and no action taken by the Committee shall constitute the granting of any Option hereunder. The granting of an Option pursuant to the Director Plan shall take place only when an Option Agreement shall have been duly executed and delivered by and on behalf of the Bank at the direction of the Committee.

21. WITHHOLDING TAXES. Whenever the Bank proposes or is required to cause to be issued or transferred shares of stock, cash or other assets pursuant to this Director Plan, the Bank shall have the right to require the Optionee to remit to the Bank an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the issuance of any certificate or certificates for such shares or delivery of such cash or other assets. Alternatively, the Bank may issue or transfer such shares of stock or make other distributions of cash or other assets net of the number of shares or other amounts sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of stock, cash and other assets to be distributed shall be valued on the date the withholding obligation is incurred.

22. TERMINATION AND AMENDMENT. The Board may at any time alter, suspend, terminate or discontinue the Director Plan, subject to any applicable regulatory requirements and any required stockholder approval or any stockholder approval which the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Board may not, without the consent of the holder of an Option previously granted, make any alteration which would deprive the Optionee of his rights with respect thereto.

23. CAPTIONS AND HEADINGS; GENDER AND NUMBER. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part, and shall not serve as a basis for interpretation or construction of, this Director Plan. As used herein, the masculine gender shall include the feminine, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.
24. COST OF DIRECTOR PLAN; EXCULPATION AND INDEMNIFICA-TION. All costs and expenses incurred in the operation and administration of the Director Plan shall be borne by the Bank. In connection with this Director Plan, no member of the Board and no member of the Committee shall be personally liable for any act or omission to act, nor for any mistake in judgment made in good faith, unless arising out of, or resulting from, such person’s own bad faith, willful misconduct or criminal acts. To the extent permitted by applicable law and regulation, the Bank shall indemnify, defend and hold harmless the members of the Board and members of the Committee, and each other officer or employee of the Bank or of any Subsidiary to whom any power or duty relating to the administration or interpretation of this Director Plan may be assigned or delegated, from and against any and all liabilities (including any amount paid in settlement of a claim with the approval of the Board), and any costs or expenses (including counsel fees) incurred by such persons arising out of or as a result of, any act or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under this Director Plan, other than such liabilities, costs, and expenses as may arise out of, or result from the bad faith, willful misconduct or criminal acts of such persons.

25. GOVERNING LAW. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Director Plan.

26. INSPECTION OF DIRECTOR PLAN. A copy of this Director Plan, and any amendments thereto, shall be maintained by the Secretary of the Bank and shall be shown to any proper person making inquiry about it.

27. OTHER PROVISIONS. The Option Agreements authorized under this Director Plan shall contain such other provisions not inconsistent with the foregoing, including, without limitation, increased restric-tions upon the exercise of options, as the Committee may deem advisable.

28. REGULATORY REQUIREMENT OF EXERCISE OR FORFEITURE. Notwithstanding any provision to the contrary in this Director Plan, the Bank’s primary federal regulator can direct the Bank to require Director Plan participants to exercise or forfeit their options if the Bank’s capital falls below the minimum regulatory requirements as determined by such primary federal regulator. In such event, any options not so exercised shall terminate and be forfeited.

STOCK OPTION GRANT AND AGREEMENT

THIS STOCK OPTION GRANT AND AGREEMENT (the “Agreement”), being made according to and subject to the terms and conditions of the DIRECTOR STOCK OPTION PLAN of Cornerstone Bank (the “Director Plan”), a copy of which is attached hereto as Annex A and is hereby incorporated by reference and made a part of this Agreement, is herein executed and effective the ____ day of _______________, _____, between Cornerstone Bank (the “Bank”) and ____________________ (the “Optionee”):

1.	Grant. As of the above date, the Bank hereby grants to the Optionee (applicable provisions are marked):

❑ an Incentive Stock Option [as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)] to purchase   shares of Common Stock of the Bank at the price stated in this Agreement;

❑ a Non-qualified Stock Option to purchase __________ shares of Common Stock of the Bank at the price stated in this Agreement.

The Option(s) granted under this section and as described in this Agreement is (are) in all respects subject to and conditioned by the terms, definitions, and provisions of this Agreement and of the Director Plan. Capitalized terms in this Agreement which are not otherwise defined but which are defined in the Director Plan shall have the same meaning given to those terms in the Director Plan.

The Optionee has been granted Options under the Director Plan as a result of the Optionee’s position as a ❑ director ❑ employee of the Bank.

2.	Price. The Option price is $ for each share.

3.	Exercise of Option. The Option(s) granted under this Agreement shall be exercisable pursuant to the terms and conditions of the Director Plan and as set forth below:

(a) Right to Exercise: In addition to the terms and conditions imposed on the Optionee’s right to exercise his Options imposed in the Director Plan, the following terms and conditions are applicable:

(b) ❑ (Marked if applicable) Annual Installments: Subject to the terms and conditions of the Director Plan, the Incentive Stock Options can be exercised in annual installments as follows:

                     shares beginning on ______________, 20__
                     shares beginning on ______________, 20__
                     shares beginning on ______________, 20__
                     shares beginning on ______________, 20__

Subject to the terms and conditions of the Director Plan, the Non-qualified Options can be exercised in annual installments as follows:

                     shares beginning on ______________, 20__
                     shares beginning on ______________, 20__
                     shares beginning on ______________, 20__
                     shares beginning on ______________, 20__

The right to exercise the Option(s) in annual installments shall be cumulative. In addition, the option(s) shall be exercisable upon disability, death and a change in control as set forth in the Director Plan.

(c) ❑ (Marked if applicable) Immediate Vesting: Subject to the terms and conditions of the Director Plan, all of the Options are vested, nonforfeitable and exercisable.

(d) Method of Exercise: The Options granted under this Agreement shall be exercisable by a written notice to the Secretary of the Bank which shall:

(1) State the election to exercise the Option, the number of shares in respect of which the Option is being exercised, the person in whose name any stock certificate or certificates for such shares of Common Stock is to be registered or to whom any cash is to be paid, his or her address, and social security number;

(2) Contain any such representation and agreements as to the Optionee’s investment intent with respect to shares of Common Stock as may be required by the Committee;

(3) Be signed by the person entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Bank, of the right of such person or persons to exercise the Option in accordance with the Director Plan; and

(4) Be accompanied by payment of the purchase price of any shares with respect to which the Option is being exercised which payment shall be in form acceptable to the Committee pursuant to Section 6(b) of the Director Plan.

(e) Representations and Warranties: In order to exercise an Option, the person exercising the Option must make the representations and warranties to the Bank as may be required by any applicable law or regulation, or as may otherwise be required pursuant to the Director Plan.

(f) Approvals. In order for an Option to be exercised, all filings and approvals required by applicable law and regulations or pursuant to the Director Plan must have been made and obtained.

4.
Non-transferability. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution and such Option may be exercised during the life of the Optionee only by him or her.

5.
Investment Purpose. This Option may not be exercised if the issuance of shares or payment of cash upon such exercise would constitute a violation of any applicable federal or state securities law or other law or valid regulation.

6.	Expiration. This Option shall expire on _____________, _________.

7.
Escrow. All stock purchased pursuant to an Incentive Stock Option shall be held in escrow for a period which ends on the later of (i) two years from the date of the granting of the option or (ii) one year after the transfer of the stock pursuant to the exercise of the Option. The stock shall be held by the Bank or its designee. The Optionee who has exercised the Option shall have all rights of a stockholder, including, but not limited to, the rights to vote, receive dividends and sell the stock. The sole purpose of the escrow is to inform the Bank of a disqualifying disposition of the stock within the meaning of Section 422 of the Code, and it shall be administered solely for this purpose.

8.
Tax Withholding. All stock, cash and other assets distributed pursuant to this Agreement shall be subject to applicable federal, state and local withholding for taxes. The Optionee expressly acknowledges and agrees to such withholding. The Optionee acknowledges and agrees to the tax withholding provisions which are set forth in the Director Plan.

9.
Resolution of Disputes. Any dispute or disagreement which should arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement or the Director Plan will be determined by the Committee designated in Section 2 of the Director Plan. Any determination made by such Committee shall be final, binding, and conclusive for all purposes.

10.
Construction Controlled by Director Plan. The Options evidenced hereby shall be subject to all of the requirements, conditions and provisions of the Director Plan. This Agreement shall be construed so as to be consistent with the Director Plan; and the provisions of the Director Plan shall be deemed to be controlling in the event that any provision should appear to be inconsistent therewith.

11.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable law, but if any provision of this Agreement is determined to be unenforceable, invalid or illegal, the validity of any other provision or part thereof shall not be affected thereby and this Agreement shall continue to be binding on the parties hereto as if such unenforceable, invalid or illegal provision or part thereof had not been included herein.

12.
Modification of Agreement; Waiver. This Agreement may be modified, amended, suspended or terminated, and any terms, representations or conditions may be waived, but only by a written instrument signed by each of the parties hereto and only subject to the limitations set forth in the Director Plan. No waiver hereunder shall constitute a waiver with respect to any subsequent occurrence or other transaction hereunder or of any other provision.

13.
Captions and Headings; Gender and Number. Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part, and shall not serve as a basis for interpretation or construction, of this Agreement. As used herein, the masculine gender shall include the feminine, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

14.
Governing Law; Venue and Jurisdiction. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

15.
Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Bank, and its successors and assigns, and shall be binding upon and inure to the benefit of the Optionee, and his or her heirs, legatees, personal representative, executor, administrator and permitted assigns.

16.
Entire Agreement. This Agreement and the Director Plan constitute and embody the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.

17.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

ATTEST:		CORNERSTONE BANK
By:
(Corporate Seal)			President

OPTIONEE:

(SEAL)